Exhibits to be filed by Edgar





Exhibit:
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      4       GPU, Inc. Stock Option and  Restricted  Stock Plan for MYR Group
              Inc. Employees

      5.1     Opinion of Thelen Reid & Priest LLP

      5.2     Opinion of Ryan, Russell, Ogden & Seltzer LLP

      23.3    Consent of PriceWaterhouseCoopers LLP